Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-50517, 33-50519, 33-64511, 333-91993, 333-73122, 333-58250, 333-51854, and 333-91478) and on Form S-3 (Nos. 33-69648, 333-61006 and 333-107573) of Kansas City Southern of our report dated March 28, 2005, with respect to the consolidated balance sheets of Grupo Transportación Ferroviaria Mexicana, S.A. de C.V., as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, which are included in this Annual Report on Form 10-K. We also consent to the references to us under the headings “Experts” in such Registration Statements.

Mexico City, March 28, 2005

/s/ PricewaterhouseCoopers, S.C.